EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into by and between Mitcham Industries, Inc., a Texas corporation (the “Company”), and Dennis P. Morris (“Employee”) effective as of March 31, 2020 (the “Effective Date”).

1.Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Operating Officer of the Company and in such other position or positions as may be assigned from time to time by the board of directors (the “Board”) of the Company. Duties and Responsibilities of Employee.
a.During the Employment Period, Employee shall devote Employee’s full business time, attention and best efforts to the businesses of the Company and its direct and indirect subsidiaries (collectively, the “Company Group”) as may be requested by the Board from time to time.  Employee’s duties shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board from time to time, which duties may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Agreement, (i) as a passive investment, own publicly traded securities in such form or manner as shall not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group.
b.Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder.
c.Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.
2.Compensation.
a.Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $285,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement. The Base Salary shall be payable in substantially equal installments in conformity with the Company’s customary payroll practices for other senior executives as may exist from time to time, but no less frequently than monthly. The Base Salary shall be reviewed by the compensation committee of the Board (“Compensation Committee”) in accordance with the Company’s policies and practices, but no less frequently than once annually, and may be increased. To the extent applicable, the term “Base Salary” shall include any such increases to the Base Salary enumerated above.
b.Annual Bonus. Employee shall be eligible for discretionary bonus compensation for each complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”). The target value for each Annual Bonus shall be established by the Compensation Committee for each calendar year to which such Annual Bonus relates (the “Bonus Year”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Compensation Committee annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable Bonus Year. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Compensation Committee certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than May 15 following the end of such Bonus Year. Regardless of the attainment of any target values or performance targets the Annual Bonus for any Bonus Year will be not less that 25% of Employees Base Salary. Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid. Additionally, Employee shall receive a “sign-on bonus” in the amount of $25,000, payable within 30 days of the Effective Date.
c.Incentive Compensation. During the Employment Period, Employee shall be eligible to receive awards under any equity incentive plans, programs or arrangements made available by the Company, in amounts determined by the Compensation Committee in its sole discretion and subject to the terms and conditions of such plans, programs or arrangements as in effect from time to time. Nothing herein shall be construed to give Employee any rights to any amount or type of grant or award except as provided in a written award agreement with Employee and approved by the Compensation Committee, subject to the terms of the equity incentive plan, program or arrangement under which such equity awards are granted and the applicable award agreement entered into between the Company and Employee. Employee shall receive an initial grant of 15,000 shares of restricted stock and options to purchase 250,000 shares of common stock.
d.Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other senior executives are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 3(d), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to other senior executives generally.
e.Vacation. During the Employment Period, Employee shall be entitled to twenty (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time.
f.Other Consideration. During such time that his duties require that he is resident in Salem, New Hampshire Employee shall be reimbursed for temporary living expenses and shall be reimbursed for two round-trip coach airline tickets each month between Boston and Tacoma/Seattle. Temporary living expenses shall be $2,000 per month, or such other amount that the Company and Employee shall mutually agree. At such time the Employees primary place of business is relocated to the Company’s headquarters, Employee shall be reimbursed for reasonable and customary relocation costs, not including the purchase of his current residence.
3.Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 5. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
4.Termination of Employment.
a.Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:
i.Employee’s commission of fraud, breach of fiduciary duty, theft, or embezzlement against the Company, its subsidiaries, affiliates or customers;
ii.Employee’s willful refusal without proper legal cause to faithfully and diligently perform Employee’s duties;
iii.Employee’s breach of Sections 8, 9 or 10 of this Agreement or material breach of any other written agreement between Employee and one or more members of the Company Group;
iv.Employee’s conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or any crime involving moral turpitude;
v.Employee’s willful misconduct or gross negligence in the performance of duties to the Company that has or could reasonably be expected to have a material adverse effect on the Company; or
vi.Employee’s material breach and violation of the Company’s written policies pertaining to sexual harassment, discrimination or insider trading.
Provided, however, that solely with respect to the actions or omissions set forth in Section 5(a)(ii), (iii), (v) and (vi), such actions or omissions must remain uncured thirty (30) days after the Board has provided Employee written notice of the obligation to cure such actions or omissions. For the avoidance of doubt, the actions or omissions set forth in Section 5(a)(i) and (iv) are not permitted to be cured by Employee under any circumstances.

b.Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.
c.Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:
i.the relocation of the geographic location of Employee’s principal place of employment by more than fifty (50) miles from the location of Employee’s principal place of employment as of the Effective Date (excluding reasonably required business travel in connection with the performance of Employee’s duties under this Agreement);
ii.a material diminution in Employee’s position, responsibilities or duties or the assignment of Employee to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties immediately following the Effective Date;
iii.any material breach by the Company of any provision of this Agreement; or
iv.non-renewal by the Company of the then-existing Initial Term or Renewal Term pursuant to Section 4 (other than during the Protection Period (as defined below)).
Notwithstanding the foregoing provisions of this Section 5(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 5(c)(i), (ii), (iii) or (iv) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty-five (65) days following the Board’s receipt of such notice.
d.Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate. For purposes of this Agreement, a “Disability” shall exist if Employee is entitled to receive long-term disability benefits under the Company’s disability plan or, if there is no such plan, Employee’s to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) days, whether or not consecutive. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board.
e.Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 5(b)).
5.Obligations of the Company upon Termination of Employment.
a.For Cause; Other than for Good Reason. If Employee’s employment is terminated during the Employment Period (i) by the Company for Cause pursuant to Section 5(a) or (ii) by Employee other than for Good Reason pursuant to Section 5(e) (including, for the avoidance of doubt, as a result of a non-renewal by Employee of the then-existing Initial Term or Renewal Term pursuant to Section 4), then Employee shall be entitled to all Base Salary earned by Employee through the date that Employee’s employment terminates (the “Termination Date”) and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee shall not be entitled to any additional amounts or benefits as the result of such termination of employment.
b.Without Cause; Good Reason. Subject to Section 6(e) below, Employee shall be entitled to certain severance consideration described below, payable at the times and in the form set forth in Section 6(d) below, if Employee’s employment is terminated during the Employment Period (x) by the Company without Cause pursuant to Section 5(b), or (y) by Employee for Good Reason pursuant to Section 5(c):
i.If such termination occurs during the Protection Period (as defined below), the Company shall provide Employee with a severance payment (“Change in Control Severance Payment”) in an amount equal to two (2) times the sum of (A) Employee’s Base Salary as in effect immediately prior to the Termination Date and (B) the greater of (1) the value of Employee’s Annual Bonus received for the most recently completed Bonus Year prior to the Termination Date, or (2) 25% of the Employee’s Base Salary as in effect immediately prior to the Termination Date.
ii.If such termination does not occur during the Protection Period (as defined below), the Company shall provide Employee with a severance payment (“Severance Payment”) in an amount equal to the greater of (A) the Change in Control Severance Payment, or (B) the sum of (1) the value of the Base Salary, as currently in effect, the Employee would have received under this Agreement for the time period beginning on the Termination Date and ending on the last date of the then-existing Initial Term or Renewal Term and (2) the greater if (i) the value Employee’s Annual Bonus received for the most recently completed Bonus Year prior to the Termination Date and (ii) 25% of the Employee’s Base Salary as in effect immediately prior to the Termination Date.
iii.Certain Definitions.
A.As used herein, “Protection Period” is the period of time beginning on the date of a Change in Control (as defined below) and ending on the second anniversary of the date of such Change in Control.
B.As used herein, “Change in Control” means the occurrence of any one or more of the following events on or after the Effective Date:

I.any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) (other than (a) the Company, (b) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (c) any company or entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company or (d) pursuant to a transaction or series of transactions in which the holders of the securities entitled to vote generally in the election of directors to the Board (the “Voting Securities”) of the Company outstanding immediately prior thereto, continue to retain or represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Securities of the surviving entity), more than 50% of the combined voting power of the Voting Securities of the Company, such surviving entity or any ultimate parent thereof outstanding immediately following such transaction or series of transactions (an “Exempt Transaction”)), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities;
II.the consummation of a merger, reorganization or consolidation of the Company with another Person, other than an Exempt Transaction;
III.the consummation of a sale, disposition or other change in ownership of assets of the Company and/or any of its direct and indirect subsidiaries having a value (with “value” of such assets defined, for this purpose, as either (a) the value of the assets of the Company and/or any of its direct and indirect subsidiaries or (b) the value of the assets being disposed of, in each case, as determined without regard to any liabilities associated with such assets) constituting at least 50% of the total gross fair market value of all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis), (with “gross fair market value” of such assets determined without regard to any liabilities associated with such assets), immediately prior to such transaction to a Person or Persons in one or a series of related transactions; or
IV.the consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Company authorizing a complete liquidation or dissolution of the Company.
c.Death or Disability. If Employee’s employment is terminated during the Employment Period due to Employee’s death or Disability pursuant to Section 5(d), then Employee shall be entitled to all Base Salary earned by Employee through the Termination Date and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee shall not be entitled to any additional amounts or benefits as the result of such termination of employment.
d.Payment Timing. Payment of the Severance Payment or the Change in Control Severance Payment (individually, as applicable, the “Cash Severance Payment”), as applicable, shall be divided into substantially equal installments and paid in accordance with the Company’s normal payroll procedures over a 24-month period following the Termination Date; provided, however, that (i) the first installment of the Cash Severance Payment shall be paid on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date, the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a monthly basis thereafter, (ii) to the extent, if any, that the aggregate amount of the installments of the Cash Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 6(d) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (iii) all remaining installments of the Cash Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 6(d) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Cash Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs.
e.Conditions to Receipt of Severance Consideration. Notwithstanding the foregoing, Employee’s eligibility and entitlement to the Cash Severance Payment and any other payment or benefit referenced in Section 6 above (collectively, the “Severance Consideration”) are dependent upon Employee’s (i) continued compliance with Employee’s obligations under each of Sections 8, 9 and 10 below and (ii) execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, attorneys, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 6. If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Consideration. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.
f.After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive any

Severance Consideration pursuant to this Section 6 but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by Employee’s continuing obligations under Sections 8, 9 or 10; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have resulted in the termination of Employee’s employment pursuant to Section 5(a), then the Company shall have the right to cease the payment of any future installments of any Cash Severance Payment (other than the first six such installments) or other Severance Consideration and Employee shall promptly return to the Company all installments of the Cash Severance Payment (other than the first six such installments) or other Severance Consideration (to the extent possible) received by Employee prior to the date that the Company determines that the conditions of this Section 6(f) have been satisfied. In the event that the Company determines that the conditions of this Section 6(f) have been satisfied, Employee acknowledges and agrees that the first six installments of the Cash Severance Payment constitute adequate consideration for the Release.
6.Disclosures. Promptly (and in any event, within three business days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.
7.Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee shall be provided with, and shall have access to, confidential information of the Company. In consideration of Employee’s receipt and access to such confidential information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment, Employee shall execute the “Employee Confidentiality Agreement” furnished to Employee by the Company (as amended from time to time, the “Confidentiality Agreement”), which shall govern Employee’s obligations with respect to Confidential Information (as defined in the Confidentiality Agreement). Any breach of the Confidentiality Agreement shall be deemed a breach of this Section 8.
8.Non-Competition; Non-Solicitation.
a.The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group shall be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 9. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

b.Employee agrees that, during the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
i.engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group;
ii.appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;
iii.solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or
iv.solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.
c.Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 8 and in this Section 9, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
d.The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
e.For purposes of this Section 9, the following terms shall have the following meanings:
i.“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include the design, manufacture, sale or lease of seismic, hydrographic or oceanographic equipment.
ii.“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
iii.“Market Area” shall mean the world.
iv.“Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of 24 months following the date that Employee is no longer employed by any member of the Company Group.
9.Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
10.Arbitration.
a.Subject to Section 11(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company shall be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if practicable, within ninety (90) days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party shall provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.
b.Notwithstanding Section 11(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 8 through 10; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 11.
c.By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
d.Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.
11.Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. The Company shall pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses reasonably incurred, to comply with Employee’s obligations under this Section 12, so long as Employee provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses.
12.Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.
13.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to

United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
14.Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Houston, Harris County, Texas.
15.Entire Agreement and Amendment. This Agreement and the Confidentiality Agreement contain the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.
16.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach shall not deprive such party of the right to take action at any time.
17.Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
18.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by air express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized overnight or second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:
If to the Company, addressed to:
Mitcham Industries, Inc. c/o Robert P. Capps
2002 Timberloch, Suite 400
The Woodlands, Texas 77380
Email: rob.capps@mitchamindustries.com
If to Employee, addressed to:
Dennis P. Morris7026 Teal LoopGig Harbor, WA 98335
          Email:
morrisdpm@yahoo.com
19.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
20.Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.
21.Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times

Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 22 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.
22.Section 409A.
a.Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
b.To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
c.Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of  the date of Employee’s death or the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
23.Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
24.Effect of Termination. The provisions of Sections 5, 8-13 and 21 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
25.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 7-10 and shall be entitled to enforce such obligations as if a party hereto.
26.Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
[Remainder of Page Intentionally Blank;Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

Dennis P. Morris

MITCHAM INDUSTRIES, INC.

By:   Name: Robert P. CappsTitle: Co-CEO

Signature Page to
Employment Agreement